CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated November 27, 2007 on the financial statements of the Capstone Church Bond Fund, dated as of September 30, 2007 and for the periods indicated therein and to all references to our firm included in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Capstone Church Bond Fund’s Registration Statement on Form N-2.

/s/Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

September 12, 2008